Exhibit 3.2

FIFTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

COLONIAL REALTY LIMITED PARTNERSHIP

THIS FIFTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF COLONIAL REALTY LIMITED PARTNERSHIP (this “Agreement”) is effective as of October 1, 2013 by and among Mid-America Apartments, L.P., a Tennessee limited partnership, as general partner (the “General Partner”), with a principal place of business at the address set forth in Schedule A, and MAA Limited Member, LLC, a Delaware limited liability company (the “Limited Partner” and, together with the General Partner, the “Partners”), with a principal place of business at the address set forth in Schedule A.

RECITALS

WHEREAS, the Partnership was formed by the filing of a Certificate of Limited Partnership with the Delaware Secretary of State on August 9, 1993;

WHEREAS, on October 1, 2013, pursuant to the terms of that certain Agreement and Plan of Merger, dated as of June 3, 2013, by and among Mid-America Apartment Communities, Inc., the General Partner, Martha Merger Sub, LP, Colonial Properties Trust and the Partnership, Martha Merger Sub, LP merged with and into the Partnership with the Partnership surviving the merger and the General Partner becoming the sole general partner of the Partnership and the Limited Partner becoming the sole limited partner of the Partnership; and

WHERERAS, the Partners desire to amend and restate in its entirety that certain Fourth Amended and Restated Limited Partnership Agreement of the Partnership, dated as of January 27, 2012 (the “Prior Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to continue Colonial Realty Limited Partnership (the “Partnership”) as a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-101, et seq.), as amended from time to time (the “Act”), and amend and restate in its entirety the Prior Agreement as follows:

SECTION 1

ORGANIZATION AND OTHER MATTERS

1.1 Organization and Continuation. The Partnership is a limited partnership organized pursuant to the provisions of the Act and upon the terms and conditions set forth in the Prior Agreement. The Partners hereby continue the Partnership and amend and restate the Prior Agreement in its entirety. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act.

1.2 Interests. For purposes of determining a Partner’s rights to allocations of Partnership profits and losses and distributions under this Agreement, and the right to vote or consent with respect to a matter, the percentage interests of the Partners in the Partnership are as follows (“Interests”):

General Partner	1%
Limited Partner	99%

1.3 Name. The name of the Partnership is Colonial Realty Limited Partnership, and all business of the Partnership shall be conducted in that name, or in such other name as the General Partner may determine.

1.4 Registered Agent; Offices. The registered agent of the Partnership shall be the Corporation Trust Company, and the registered office of the Partnership shall be located in Delaware at Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, or such other address as the General Partner shall determine. The principal office of the Partnership shall be located at c/o Mid-America Apartment Communities, Inc., 6584 Poplar Avenue, Memphis, Tennessee 38138, or such other place as the General Partner may determine. The General Partner shall cause the Partnership to maintain at its principal office the books and records of the Partnership required by the Act to be maintained there and shall keep at its registered office the street address of its principal office.

1.5 Purposes. The purpose of the Partnership shall be to engage in and carry on any business or activity related thereto or useful in connection therewith and any other lawful business, trade, purpose or activity as necessary and/or appropriate to accomplish the foregoing purposes and to do all things incidental to or in furtherance of the above enumerated purposes.

1.6 Term. The Partnership commenced upon the filing of the Certificate of Limited Partnership of the Partnership with the office of the Secretary of State of Delaware on August 9, 1993 and shall continue until dissolved and terminated in accordance with Section 6.1 of this Agreement.

SECTION 2

CAPITALIZATION

2.1 Contribution of the Partners. The Partners shall contribute to the capital of the Partnership in such amounts and at such times as the General Partner may deem appropriate in accordance with each Partner’s percentage interest in the Partnership.

SECTION 3

ALLOCATION AND DISTRIBUTIONS

3.1 Distributions; Allocations of Profits and Losses. Distributions of cash or other assets of the Partnership shall be made at such times and in such amounts as the General Partner may determine in accordance with each Partner’s percentage of Interests in the Partnership. Except as otherwise required by the Internal Revenue Code of 1986, as amended, all items of income, gain, loss, deduction and credit as determined for book and federal income tax purposes shall be allocated to the Partners in accordance with each Partner’s percentage of Interests in the Partnership.

SECTION 4

MANAGEMENT

4.1 Authority of Limited Partner. The Limited Partner in its capacity as such does not have the power or authority to participate in the management or control of the Partnership’s business and affairs or to act for or bind the Partnership. The Limited Partner shall have the right to vote or consent with respect to a Partnership matter only when so provided in this Agreement or by any nonvariable provision of the Act.

4.2 Authority of General Partner. The General Partner shall have exclusive control over the management of the Partnership’s business and affairs and the General Partner shall have full power and authority to do all things necessary or appropriate to conduct the business and affairs of the Partnership, including the power and authority to mortgage, pledge, grant a security interest in, otherwise encumber, or sell any or all of the Partnership’s assets without the consent of any other Partner. Any person dealing with the Partnership may rely conclusively on any document signed by the General Partner without any proof of authorization. The General Partner shall be required to devote only so much of its time to the Partnership as is reasonably necessary to conduct the Partnership’s business and affairs.

4.3 Indemnification.

(a) To the fullest extent permitted by the Act or other law, the General Partner, the Limited Partner, and members of their Board of Directors and officers shall (and, with the approval in its sole discretion of the General Partner, any other employee, affiliate or authorized representative of the General Partner or the Limited Partner, may) be indemnified and held harmless by the Partnership from and against all losses, judgments, liabilities, costs, expenses (including professional fees, court costs, penalties, fines, taxes and interest) and settlement payments incurred in connection with the defense or settlement of any actual or threatened action, proceeding or claim arising out of or incidental to the person’s actions or omissions in connection with the management and conduct of the Partnership’s business and affairs, and shall be entitled to advancement of expenses related thereto; provided, that any such indemnification shall be limited to the assets of the Partnership. THE RIGHT OF INDEMNIFICATION SET FORTH IN THIS SECTION IS INTENDED TO INCLUDE INDEMNIFICATION FOR THE PERSON’S OWN NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT).

(b) Notwithstanding the foregoing, this Agreement shall have no effect on the rights to indemnification existing under the Prior Agreement with respect to matters occurring prior to the effectiveness of this Agreement.

4.4 Limitation of Liability. Except as otherwise provided herein or by the Act, the General Partner shall have the liabilities of a partner in a partnership without limited partners. Except as otherwise required by law, the Limited Partner, in its capacity as such, shall have no liability in excess of (a) the amount of its capital contribution to the Partnership, (b) its share of any undistributed profits and assets of the Partnership, (c) its obligation to make other payments expressly provided for in this Partnership Agreement and (d) the amount of any distributions wrongfully distributed to it.

SECTION 5

ADMINISTRATIVE MATTERS

5.1 Books and Records. The Partnership shall maintain separate books of account for the Partnership which shall show a true and accurate record of the Partnership’s assets and liabilities, and all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the conduct of the Partnership and the operation of its business. Each Partner, its designated agents or employees, at the Partner’s cost and expense, shall have the right at all reasonable times during usual business hours to audit, examine, and make copies of or extracts from the books of account, records, files and bank statements of the Partnership.

5.2 Bank Accounts. The Partnership shall maintain in its name such banking and other accounts as the General Partner may from time to time determine. The funds of the Partnership shall not be commingled with those of any other person. Deposits and withdrawals from such accounts shall be made upon the order of such person or persons as the General Partner may from time to time designate.

SECTION 6

DISSOLUTION; WINDING UP

6.1 Dissolution. The Partnership shall be dissolved only upon the occurrence of any of the following (each a “Dissolution Event”):

(a) the agreement of the General Partner and the Limited Partner to dissolve the Partnership;

(b) the sale or disposition of all or substantially all of the Partnership’s assets;

(c) the bankruptcy, dissolution, withdrawal, or termination of existence of the General Partner unless (i) there remains at least one General Partner that continues the Partnership’s business, or (ii) within ninety days after the event of withdrawal, the Limited Partner elects to continue the Partnership’s business and to the appointment, effective as of the date of the event of withdrawal, of one or more new General Partners; or

(d) any other event that would give rise to dissolution under the Act.

6.2 Conversion of General Partner’s Interest to a Limited Partner Interest. Unless otherwise determined by the Limited Partner, if the Partnership is continued and not wound up upon the occurrence of an event described in Section 6.1(c), the interest of the General Partner shall automatically be converted to a Limited Partner interest effective as of the date of the event of withdrawal, with the same Interest as existed immediately before such conversion.

6.3 Winding Up. Upon the occurrence of a Dissolution Event, unless the Partnership is continued, the Partnership shall continue solely for the purposes of winding up its business and affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and Partners, and no Partner shall take any action that is inconsistent with such. To the extent consistent with the foregoing, this Agreement shall continue in effect until the Partnership’s property has been distributed or applied in satisfaction of Partnership liabilities and a certificate of cancellation has been filed for the Partnership pursuant to the Act. The General Partner or, if one or more General Partner has withdrawn, a liquidator or liquidating committee appointed by the Limited Partner (in either case, the “Liquidator”) shall be responsible for winding up the Partnership. The Liquidator shall cause the Partnership’s property to be liquidated as promptly as is consistent with obtaining the fair value thereof; provided, that (a) to the extent practicable and with the consent of the Limited Partner, the Liquidator may distribute any assets of the Partnership in kind and subject to any indebtedness secured thereby, and (b) the General Partner or liquidator may, in its sole and absolute discretion, retain and distribute as collected any deferred payment obligation owed to the Partnership. The Liquidator shall have all of the powers of the General Partner to the extent consistent with the liquidator’s obligations and shall be entitled to the benefit of the provisions of Section 4.3 during the winding up.

6.4 Application of Proceeds of Liquidation. During or upon completion of the winding up, the proceeds of liquidation and other assets of the Partnership shall be applied and distributed in one or more installments in the following order and priority:

(a) to the payment, or provision for payment, of the expenses of winding up;

(b) to the payment, or provision for payment, of creditors of the Partnership (including Partners other than in respect of distributions) in the order of priority provided by law;

(c) to the establishment of any reserves deemed necessary or appropriate by the Liquidator to provide for contingent or unforeseen liabilities of the Partnership; and

(d) the balance (including reductions in reserves established pursuant to Section 6.4(c)) shall be distributed to the Partners in accordance with their Interests.

6.5 Timing of Liquidating Distributions. To the extent reasonably practicable, the distributions described in Section 6.4(d), if any, shall be made to the Partners before the end of the taxable year of the Partnership in which the Dissolution Event occurs, or, if later, within ninety days after the date thereof.

6.6 Liquidating Trust. In the discretion of the Liquidator, all or any proportionate part of the distributions that would otherwise be made to the Partners pursuant to Section 6.4(d) may be distributed to a trust established by the Liquidator for the benefit of the Partners and for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership or paying any contingent or unforeseen obligations of the Partnership. The assets of such trust shall be distributed to the Partners from time to time, in the reasonable discretion of the trustee (who may or may not be the Liquidator or an affiliate of the Liquidator), in the same proportions as the amounts distributed to such trust by the Partnership would otherwise have been distributed to them pursuant to Section 6.4(d).

SECTION 7

MISCELLANEOUS

7.1 Notices. All notices, consents, waivers and other communications under this Agreement shall be in writing and shall be deemed to have been given as of the date actually received or as of the date deposited in the United States mail, registered or certified, postage prepaid, and addressed to the Partnership or the General Partner at the Partnership’s principal office, and to the Limited Partner at its last known address.

7.2 Construction. Unless clearly otherwise required by the context, for purposes of this Agreement, (a) the gender of words shall include the masculine, feminine and neuter, and the singular shall include the plural, and vice versa, (b) references to Articles and Sections are to those of this Agreement, each of which is made a part hereof, (c) the words “herein,” “hereinafter” or similar derivations shall be construed as references to this Agreement as a whole, and (d) the words “include,” “including” and similar derivations shall be construed as without limitation. Captions contained in this Agreement are for convenience only and shall not affect its interpretation.

7.3 Amendments. All amendments to this Agreement shall be in writing and may be adopted only with the consent of the General Partner and the Limited Partner; provided, that amendments to this Agreement that are of an inconsequential nature and do not adversely affect the Limited Partner in any material respect, or that are necessary or appropriate to comply with any applicable law or governmental regulation, or that are required or contemplated by this Agreement to be made solely by the General Partner, may be made by the General Partner acting alone.

7.4 Counterparts. This Agreement may be executed in multiple counterparts or counterpart signature pages, each of which shall be an original and all of which shall constitute one agreement.

7.5 Entire Agreement. This Agreement constitutes the entire agreement of the Partners with respect to the Partnership and amends, restates and supersedes the Prior Agreement and any other prior agreements, understandings, conditions, representations or warranties among the Partners other than as set forth or provided herein.

7.6 Other Business. The Partners may engage in or possess an interest in other business ventures (unconnected with the Partnership) of every kind and description, independently or with others. The Partnership shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

7.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, exclusive of any conflicts-of-law principle that might refer such governance or construction to the law of another jurisdiction.

7.8 Severability. If any provision of this Agreement is held to be illegal or unenforceable, the remaining provisions hereof shall be enforced and applied as if the illegal or unenforceable provision was not a part of this Agreement.

7.9 Binding Effect. Except as otherwise provided in this Agreement, this Agreement shall only be binding on and inure to the benefit of the Partners and their respective legal representatives, successors and permitted assigns.

7.10 Facsimile Signatures. A telegram, telex, cablegram or similar transmission by a person, or a photographic, photostatic, facsimile or similar reproduction of a writing signed by a person, shall be regarded as signed by the person for all purposes of this Agreement.

7.11 Right of Set-Off. The Partnership may set-off and deduct any damages or other amounts owed by a Partner to the Partnership from any distributions or other payments owed by the Partnership to the Partner.

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IN WITNESS WHEREOF, the Partners have caused this Agreement to be duly executed as of the day and year first above written.

GENERAL PARTNER:

MID-AMERICA APARTMENTS, L.P.,
a Tennessee limited partnership

By: Mid-America Apartment Communities, Inc., a Tennessee corporation, its sole general partner

By:	/s/ Leslie B.C. Wolfgang
Name:	Leslie B.C. Wolfgang
Title:	Senior Vice President, Director of Investor Relations and Corporate Secretary

LIMITED PARTNER:

MAA LIMITED MEMBER, LLC,
a Delaware limited liability company

By: Mid-America Apartments, L.P., a Tennessee limited partnership, its sole member

By: Mid-America Apartments Communities, Inc., a Tennessee corporation, its sole general partner

	By:	/s/ Leslie B.C. Wolfgang
	Name:	Leslie B.C. Wolfgang
	Title:	Senior Vice President, Director of Investor Relations and Corporate Secretary

[Limited Partnership Agreement of Colonial Realty Limited Partnership]

Schedule A

Partner Information

Partners	Address	Percentage Interest

Mid-America Apartments, L.P. (General Partner)	c/o Mid-America Apartment Communities, Inc., 6584 Poplar Avenue, Memphis, Tennessee 38138	1%

MAA Limited Member, LLC (Limited Partner)	c/o Mid-America Apartment Communities, Inc., 6584 Poplar Avenue, Memphis, Tennessee 38138	99%